Exhibit 99.1

SYSOREX REPORTS GROWTH IN GOVERNMENT SERVICES BUSINESS

AND BROADENING OF ITS DATA CENTER BUSINESS

Sysorex Government Services reports over $13 million in new orders

HERNDON, Va., November 16, 2022 (GLOBE NEWSWIRE) -- Sysorex (OTCQB: SYSX) today provided a business update to its shareholders.

Wayne Wasserberg, CEO of Sysorex, commented, “I am pleased to report our revenue for the third quarter increased by over 85% to $3.5 million, while at the same time, we reduced our operating expenses by nearly 15%. We are more confident than ever in the outlook for our government services business, as illustrated by the rapid growth in our sales pipeline. As a result, we believe our government services business is on a path to long-term, positive cash flow. Moreover, we have broadened and diversified the business model for our TTM Digital Assets & Technology (TTM) subsidiary, following the transition of Ethereum mining from Proof-of-Work to Proof-of-Stake during the third quarter of 2022. We are repurposing certain assets to offer Artificial Intelligence/Machine Learning (AI/ML) processing and general server hosting, which we believe will also provide long-term and sustainable cash flow. Meanwhile, we continue to explore the sale of certain TTM assets, which has the potential to drive significant value for shareholders.”

Sysorex Government Services Update

Sysorex Government Services, Inc. (SGS) continues to grow its government business. As of September 30, 2022, the Company generated year-to-date revenues of approximately $12 million, with approximately $2.1 million in profit. Heading into the fourth quarter of 2022, SGS has already booked nearly $13 million in new orders, expected to be recognized as revenue over the next four quarters.

SGS has achieved significant year-over-year margin improvement, attributable to expansion of SGS´s supplier network, and cost savings measures implemented by management, including a systems automation upgrade. The new systems integration provides end-to-end automation and has enabled SGS to provide more efficient order processing and invoicing.

With the improved system, SGS has been able to optimize complex project implementation management, which has been well received by its government clients. Efficiencies realized by SGS´s investment in this technology also facilitated a reduction in headcount, whereas the quotation entry system has been streamlined and key employees are able to spend more time dedicated to direct customer interaction.

TTM Digital Assets & Technologies Update

Since Proof of Stake, Ethereum mining companies have begun the process of changing their business model to continue utilization of their mining assets, as the GPUs can be repurposed for a number of other profitable business models. The TTM assets can be used for cloud computing, datacenter hosting, simulation & modeling, virtual reality, artificial intelligence, and gaming.

TTM is currently evaluating all its options including hosting client computing, Artificial Intelligence, Machine Language, Modeling & Simulation, Datacenter hosting, and the sale of its assets to mitigate the loss of revenue with the end of Eth mining.

TTM assets, which include a data center in Upstate New York and approximately 11,000 GPUs, were primarily performing Ethereum mining until Ethereum changed from Proof-of-Work to Proof-of-Stake on September 15, 2022. Thereafter, mining activities were temporarily shut down.

TTM facilities are designed for, and can support, numerous computer focused tasks, which may include AI/ML processing, and general server hosting. To support multi-tenant customer growth, TTM has automated many facility functions so the headcount can stay low to focus on revenue generation and margin.

TTM´s data center is located close to renewable power and can support significant growth for hosted customers, including positioning for Environmental, Social, and Governance (ESG) compliant operations in the future. The assets include substantial server class hardware resources, which are well suited to the rapidly growing AI/ML market, and may be utilized to support hosted computing for both private and marketplace customers.

TTM is currently bringing on a hosting client to diversify operations. With ample floor space and power costs below the industry average, TTM intends to develop a hosted customer business that is expected to generate recurring revenue and more predictable margins.

TTM management has put together a plan that is designed to allow for profitable mining that includes negotiating lower power costs for the data center and operating when power costs are at their lowest (overnight) via manual and automated monitoring.

The Company believes that until any eventual sale of TTM’s assets, TTM can continue utilizing its datacenter with activities that will likely be at a breakeven or profitable state with hosting and AI/ML processing expected to drive significantly higher margins over time.

The Company worked in good faith with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon. As of November 2022, the parties have determined that the transaction will not proceed.

ABOUT SYSOREX, INC.

Sysorex, Inc. (Company) is a data center owner and operator. The Company operates its wholly owned subsidiary, Sysorex Government Services, Inc. (SGS), a business that provides information technology products, solutions and services to federal, state, and local government, including system integrators. The Company currently owns and operates approximately 11,000 NVIDIA GPUs at its datacenter in Locksport, NY.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex, Inc. and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, the impact of COVID-19 on Sysorex’s results of operations, Sysorex’s ability to integrate the products and business from recent acquisitions into its existing business, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Sysorex’s technology. Other factors that are detailed in Sysorex’s periodic and current reports available for review at sec.gov. Furthermore, Sysorex operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Sysorex disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Investor Relations

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: SYSX@crescendo-ir.com